SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[  ]           Preliminary Proxy Statement
[  ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]           Definitive Proxy Statement
[  ]           Definitive Additional Materials
[X]           Soliciting Material under Rule 14a-12

HF FINANCIAL CORP.
(Name of Registrant as Specified in its Charter)

PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge Fund, L.P.
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
Beth R. Lashley
Dr. Robin Lashley
John W. Palmer
PL Capital Defined Benefit Pension Plan
Kevin R. Schieffer
                                            Kevin R. Schieffer Grantor Retained Annuity Trust
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]           No fee required.

[  ]           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

[  ]           Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

Filed by PL Capital Group

A copy of a press from the PL Capital Group is attached as part of this filing under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.

The PL Capital Group Announces the Nomination of John Palmer and Kevin Schieffer
to Serve as Directors of HF Financial Corp.

Naperville, IL  September 9, 2011  PR Newswire/ -- The PL Capital Group is pleased to announce the nomination of John Palmer and Kevin Schieffer to serve as directors of HF Financial Corp. (Nasdaq: HFFC), in opposition to the slate of director nominees which will be nominated by HF Financial.  It is expected that HF Financial's 2011 Annual Meeting of Stockholders will be held in the fourth quarter of 2011.  The PL Capital Group beneficially owns 688,717 shares of HF Financial, or 9.9% of the outstanding shares, and is HF Financial's largest outside shareholder.  The PL Capital Group plans to file proxy materials with the Securities and Exchange Commission asking for shareholders to vote for the PL Capital Group’s nominees on the white proxy card.

PL Capital Group principal Richard Lashley noted, "We are pleased to nominate two highly qualified candidates, including PL Capital principal John Palmer, and Mr. Kevin Schieffer, a highly successful businessperson with strong ties to the local communities served by HF Financial."  Mr. Lashley added, "We are taking on this task on behalf of all shareholders, including long-term shareholders of HFFC whose value we believe was massively diluted by the ill-advised capital raise executed by HF Financial in November 2009, as well as more recent shareholders who may have been disappointed by HF Financial’s failure to perform since the capital raise.”

Mr. Palmer noted, “HF Financial’s financial results have steadily deteriorated in the past two fiscal years, despite the fact that HF Financial operates in one of the strongest local economies in the U.S.  It’s time for a change in the board room.”

HF Financial is a $1.2 billion in assets bank headquartered in Sioux Falls, South Dakota.  The PL Capital Group is an investment firm dedicated to investments in the banking sector throughout the U.S.

SOURCE: PL Capital Group—Contact John Palmer at 630-848-1340

Important Information

This press release is not a solicitation of a proxy from any security holder of HF Financial Corp. (the “Company”).  PL Capital, LLC and its affiliates have nominated John W. Palmer and Kevin R. Schieffer as nominees to the Company’s board of directors and intend to solicit votes for the election of Mr. Palmer and Mr. Schieffer as members of the board (the “PL Capital Nominees”).   The PL Capital Group (whose members are identified below) will send a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the PL Capital Nominees at the Company’s 2011 Annual Meeting of Stockholders.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about the PL Capital Group, the PL Capital Nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when available) and other documents filed by the PL Capital Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by the PL Capital Group with the SEC may also be obtained free of charge from the PL Capital Group.

Participants in Solicitation

The PL Capital Group currently consists of the following persons who will be participants in the solicitation from the Company’s shareholders of proxies in favor of the PL Capital Nominee: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; Beth R. Lashley; Dr. Robin Lashley; John W. Palmer; PL Capital Defined Benefit Pension Plan, Kevin R. Schieffer and Kevin R. Schieffer Grantor Retained Annuity Trust.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests will be contained in the definitive proxy statement (when available) filed by the PL Capital Group with the SEC in connection with the Company’s 2011 Annual Meeting of Stockholders.